                                                                           FINAL
                                                                   June 19, 1997




                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                              COLLINS & WARE, INC.

                                       AND

                QUEEN SAND RESOURCES, INC., A NEVADA CORPORATION

                                       AND

                QUEEN SAND RESOURCES, INC. A DELAWARE CORPORATION

                               DATED JUNE 20, 1997
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                                TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE.........................   1
         The Properties..............................   1
         Credits; Accounts Receivable................   2
         Like-Kind Exchange..........................   2

ARTICLE 2. PURCHASE PRICE............................   3
         Purchase Price..............................   3
         Adjustments to Cash Purchase Price..........   3

ARTICLE 3. REPRESENTATIONS OF SELLER.................   4
         Existence...................................   4
         Authorization...............................   5
         Power    ...................................   5
         Brokers  ...................................   5
         Foreign Person..............................   5
         Litigation..................................   5
         Non-Cancelable Contracts....................   5
         No Take-or-Pay Contracts....................   5
         No Casualty Loss............................   5
         Royalties...................................   6
         Taxes    ...................................   6
         Excess Production...........................   6
         Shut-In Wells...............................   6
         Common Stock................................   6

ARTICLE 4. REPRESENTATIONS OF BUYER AND QSR..........   8
         Existence...................................   8
         Authorization...............................   8
         Power    ...................................   8
         Brokers  ...................................   8
         Further Distribution........................   8
         Organization................................   9
         Authority...................................   9
         Capitalization..............................   9
         No Material Adverse Change..................   9
         Conflicting Agreements and Other Matters....   9
         Due Authorization, Execution, etc...........  10

ARTICLE 5. DISCLAIMER OF WARRANTIES..................  10
         Information Provided........................  10
         Regulatory Status...........................  11


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         No Warranties...............................  11
         Buyer Inspection............................  11
         Prior Operations............................  11

ARTICLE 6.  TITLE MATTERS............................  12
         Definition of Marketable Title..............  12
         Definition of Permitted Encumbrances........  12
         Notice of Title Defect......................  14
         Remedies for Title Defects; Title Increases.  14
         Value of Leasehold Interest or Title Defect.  16
         Consents; Preferential Rights...............  16
         Risk of Loss................................  16

ARTICLE 7. ENVIRONMENTAL MATTERS.....................  17
         Environmental Defects.......................  17
         Environmental Laws..........................  17

ARTICLE 8. COVENANTS OF SELLER.......................  18
         Access to Records...........................  18
         Operations..................................  18
         Permissions.................................  19
         Resignation as Operator.....................  19

ARTICLE 9. COVENANTS OF BUYER........................  19
         Return of Data..............................  19
         Indemnity Regarding Access..................  19

ARTICLE 10. SELLER'S CONDITIONS OF CLOSING...........  19
         Representations.............................  19
         Performance.................................  19
         Pending Matters.............................  20
         Opinion of Counsel..........................  20
         Bonds    ...................................  20

ARTICLE 11. BUYER'S CONDITIONS OF CLOSING............  20
         Representations.............................  20
         Performance.................................  20
         Pending Matters.............................  20
         Resolution..................................  20

ARTICLE 12. CLOSING..................................  20
         Time and Place of Closing...................  20
         Closing Obligations.........................  21


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         Further Assurances..........................  22

ARTICLE 13. ADDITIONAL AGREEMENTS....................  22
         Calculation of Adjusted Purchase Price......  22
         Suspended Funds.............................  22
         Receipts and Credits........................  23
         Signs.......................................  23
         Records.....................................  23
         Notices.....................................  24
         Recording Documents.........................  24
         Right of Termination........................  25
         Sales Taxes.................................  25
         Taxes.......................................  25

ARTICLE 14. ASSUMPTION OF OBLIGATIONS;
            INDEMNIFICATION; GUARANTIES..............  25
         Definitions.................................  25
         Assumption of Contracts.....................  25
         Imbalances..................................  25
         Seller's General Indemnity..................  26
         Buyer's General Indemnity...................  26
         Operations Prior to Closing.................  26
         Seller's Environmental Indemnification......  26
         Buyer's Environmental Indemnification.......  27
         Buyer's Plugging Liability..................  27
         QSR Guaranty................................  28

ARTICLE 15. ARBITRATION..............................  28
         Selection of Arbitrators....................  28
         Determination...............................  28
         Decision Binding............................  28

ARTICLE 16. MISCELLANEOUS............................  28
         Amendment...................................  28
         Gender......................................  28
         Entire Agreement............................  29
         Successors and Assigns......................  29
         Survivability...............................  29
         Severability................................  29
         Governing Law...............................  29
         Confidentiality.............................  29
         Deceptive Trade Practices - Consumer
         Protection Act; Waiver of Consumer Rights...  29



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         EXHIBITS AND SCHEDULES

Exhibit "A-1"              Description of Leases Being Conveyed
Exhibit "A"                Description of Wells Being Conveyed
Exhibit "B"                Allocation of Values
Exhibit "C"                Assignment, Bill of Sale and Conveyance
Schedule 3.7               Certain Agreements
Schedule 3.13              Shut-In Wells
Schedule 4.8               Agreements of QSR
Schedule 4.9               Material Adverse Changes of QSR
Schedule 6.1               Liens and Encumbrances
Exhibit 10.4               Registration Rights Agreement to be executed by QSR
Schedule 14.3              Gas Imbalances



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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement") dated as of June 20, 1997, is between COLLINS & WARE, INC., a Texas corporation, whose address is 508 West Wall Avenue, Suite 1200, Midland, Texas 79701-5076 ("Seller"), and Queen Sand Resources, Inc., a Nevada Corporation, whose address is 3500 Oak Lawn, Suite 380 L.B. #31, Dallas, Texas 75219-4398 ("Buyer") and Queen Sand Resources, Inc., a Delaware Corporation, whose address is the same as Buyer ("QSR").

         In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and QSR agree as follows:

                          ARTICLE 1. PURCHASE AND SALE

         1.1 The Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, but effective as of 7:00 a.m. Central Standard Time, February 1, 1997, at the location of the Properties (the "Effective Time") all of Seller's right, title, and interest in and to the following:

         (a) The oil, gas and mineral leases and the leasehold estates created thereby, described in Exhibit "A-1" attached hereto (the "Leases"), and the land covered by such leases including but not limited to the land and depths described in Exhibit "A-1" (the "Lands"), together with corresponding interest in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands, and all interests in any wells within the pool or unit associated with the Land;

         (b) All producing, nonproducing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, and all personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases and Lands insofar as they are used in connection with the operation of the Leases insofar as they cover the Lands or directly relate to the production, treatment, sale, or disposal of hydrocarbons or water produced therefrom or attributable thereto;

         (c) To the extent transferrable by Seller without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), all contracts and contractual rights, obligations, and interests, including all farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and other contracts or agreements covering or affecting any or all of the interests described or referred to above (the "Contracts");
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         (d) All easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests; and

         (e) All oil, condensate, natural gas, natural gas liquids, and other minerals produced after the Effective Time attributable to Seller's interest in the Properties.

         (f) The Records as defined in Article 13.5.

         Seller specifically excludes from this transaction all vehicles and other transportation equipment, furniture, office supplies and office equipment, telephones and radio or other telecommunication systems, tools, store stock and spare parts and seismic data, whether or not specifically used in connection with the operations of the Leases, and any other assets not specifically used in connection with the operation of the Leases (the "Excluded Property"). Seller will remove the Excluded Property either prior to the Closing or within 30 days thereafter.

         All of the above real and personal properties, rights, titles, and interests described in subparagraphs (a) through (f) above, subject to the limitations and terms expressly set forth herein and in the Exhibit "A-1" attached hereto, but excluding the Excluded Property, are hereinafter collectively called the "Properties" or, individually, a "Property".

         1.2 Credits; Accounts Receivable. All trade credits, accounts receivable, notes receivable, and other receivables attributable to the Properties with respect to any period or time prior to the Effective Time of the purchase and sale shall remain the property of the Seller and be excluded from this sale, unless specified otherwise elsewhere herein.

         1.3      Like-Kind Exchange.

         (a) Seller shall have the right at its option, to dispose of the Properties, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer agrees to cooperate with Seller in effecting a qualifying like-kind exchange through a trust, escrow, or other means as determined by Seller; provided, however, that Seller shall hold Buyer harmless from any expense, obligation, or liability, without limitation, which Buyer may suffer in connection with or arising out of Buyer's cooperation with Seller's treatment of the Properties as part of a like-kind exchange. Seller shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a "qualified intermediary" (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like-kind exchange and Buyer agrees to recognize said qualified intermediary. Seller shall be solely responsible for assuring the effectiveness of the exchange for Seller's tax purposes and Buyer does not represent to Seller any particular tax treatment will result to Seller as a result thereof. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing set forth herein.

         (b) Buyer shall have the right at its option, to dispose of the Properties, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Seller agrees to cooperate with Buyer in effecting a qualifying like-kind exchange through a trust, escrow, or other means as determined by Buyer; provided, however, that Buyer shall hold Seller harmless from any expense, obligation, or liability, without limitation, which Seller may suffer in connection with or arising out of Seller's cooperation with Buyer's treatment of the Properties as part of a like-kind exchange. Buyer shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a "qualified intermediary" (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like-kind exchange and Seller agrees to recognize said qualified intermediary. Buyer shall be solely responsible for assuring the effectiveness of the exchange for Buyer's tax purposes and Seller does not represent to Buyer any particular tax treatment will result to Buyer as a result thereof. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing set forth herein.

                            ARTICLE 2. PURCHASE PRICE

         2.1 Purchase Price. Buyer shall pay to Seller at Closing the sum of Six Million Dollars ($6,000,000.00) (the "Cash Purchase Price") and QSR shall issue to Seller 1,000,000 shares of the $.0015 par value common stock of QSR (the "Stock") (the Cash Purchase Price and the Stock collectively shall constitute the "Purchase Price"). QSR is issuing the Stock in consideration of the benefits which flow to it as parent of Buyer which is its wholly owned subsidiary.

         2.2 Adjustments to Cash Purchase Price. The Cash Purchase Price shall be adjusted by the following:

         (a) The Cash Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

                  (i) The value, less taxes (other than taxes on net income), of merchantable oil and other liquids in storage in the tanks (above the pipeline connection, if applicable) as of the Effective Time that is credited to the Properties, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity;

                  (ii) The amount of all expenses incurred and paid or to be paid by or on behalf of Seller, in connection with or attributable to the ownership or operation of the Properties during the period from the Effective Time to the Closing Date, including, but not limited to, royalties, rentals, and other charges and expenses billed under applicable operating agreements, or in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, and including the customary overhead charges related to the Properties;



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
                  (iii) An amount equal to all prepaid expenses attributable to the Properties that are paid or to be paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom (any refund of ad valorem tax attributable to the period before the Effective Time and received by Buyer shall be paid to Seller); and

                  (iv) An amount equal to the Title Increases as defined in
Section 6.4 (c).

                  (v) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.

         (b) The Cash Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

                  (i) An amount for Title Defects as determined pursuant to
Section 6.4 and an amount for Environmental Defects as determined pursuant to
Section 7.1;

                  (ii) The amount of all proceeds received by Seller prior to the Closing Date attributable to the Properties and that are attributable to the time after the Effective Time;

                  (iii) An amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time, which to the extent not actually assessed shall be computed based upon such taxes assessed against the applicable portion of the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax-related year last ended; and

                  (iv) Any other amounts required under this Agreement or otherwise agreed upon by Seller and Buyer.


                      ARTICLE 3. REPRESENTATIONS OF SELLER

         3.1 Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is duly qualified to do business in the state in which the Properties are located.



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
         3.2 Authorization. Seller has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

         3.3 Power. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

         3.4 Brokers. Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Buyer shall have any responsibility whatsoever.

         3.5 Foreign Person. Seller is not a "foreign person" within the meaning of the Code, Sections 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

         3.6 Litigation. Seller has not received written notice of any suit, claim, action, or other proceeding pending, or, to the knowledge of Seller, threatened, before any court or governmental agency as of the date of this Agreement that relates to the Properties.

         3.7 Non-Cancelable Contracts. To the best of Seller's knowledge, with the exception of Schedule 3.7 attached hereto, none of the Properties, or production therefrom, is subject to any crude oil or gas purchase agreement, transportation agreement, gathering agreement, or similar agreement not cancelable on ninety (90) days notice.

         3.8 No Take-or-Pay Contracts. To the best of Seller's knowledge, Seller has not received any material advance, "take-or-pay" or other similar payments under gas production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of production at any time after the Effective Time without paying at such time the contract price therefor.

         3.9 No Casualty Loss. To the best of Seller's knowledge, as of the date of this Agreement there has not been: (a) any material adverse change, damage, destruction, or other Casualty Loss (defined herein as any and all loss, damage, or reduction in value resulting from catastrophic occurrences or acts of God, which are not the result of normal wear and tear or of natural reservoir changes) of or to the Properties; and (b) any equipment removed from the Properties which is not surplus to the operation of the Properties.

         3.10 Royalties. To the best of Seller's knowledge all material royalties (other than royalties held in suspense), rentals and other payments due under the Leases have been properly and timely paid and all conditions necessary to keep Seller's Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary, to the best of Seller's knowledge, and all of the Leases are in full force and effect.

         3.11 Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Leases have been properly paid and all such taxes and assessments which would become due and payable prior to the Effective Time shall be properly paid by Seller.

         3.12 Excess Production. To the best of Seller's knowledge there has been no material production in excess of that provided by law, orders or regulations.

         3.13 Shut-In Wells. Except for wells which may be shut-in after date of this Agreement and before closing, and except for wells shown in Schedule 3.13 to the best of Seller's knowledge, there are no wells that are shut-in awaiting only plugging.

         3.14 Common Stock. With respect to the Common Stock, Seller hereby represents, warrants and covenants to QSR as follows:

         (a) Compliance with United States Securities Laws. Seller understands and acknowledges that neither the offer not the sale of the Common Stock has been registered under the Securities Act of 1993, as amended (the "Securities Act"), and that the Common Stock may not be offered, conveyed, transferred, pledged, hypothecated or sold, unless such transaction or conveyance is registered at such time under the Securities Act or such transaction or conveyance is made pursuant to an exemption from the registration requirements of the Securities Act.

         (b) Status of Seller. Seller is purchasing the Common Stock for its own account and for its own investment purposes and not with a view to distributing or reselling the Common Stock in violation of the Securities Act or the securities laws of any state. Seller has relied on its own representatives and advisors (including its own legal counsel and accountants) as to legal, tax and related matters concerning a purchase of the Common Stock. The Seller (i) has adequate means of providing for the Seller's current needs and possible contingencies, and the Seller has no need for liquidity of the Seller's investment in the Company; (ii) can bear the economic risk of losing the Seller's investment therein; (iii) has such knowledge, sophistication and experience in business and financial matters, alone or with its advisors, that the Seller is capable of evaluating the relative risks and merits of this investment; (iv) understands that the Seller can lose its entire investment; and
(v)


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
is an "accredited investor" within the meaning of paragraph (a)(3) of Rule 501 under the Securities Act.

         (c)      Restrictions on Resale.

                  (i) Securities Act Restriction. Seller understands that the Common Stock is transferable only on the books and records of the Company and its transfer agent and registrar and that the Company and its transfer agent and registrar will not register any transfer of the Common Stock which the Company in good faith believes violates the restrictions set forth in this Agreement or violates any state, federal or other securities laws. Seller will not, directly or indirectly, voluntarily offer, sell, convey, pledge, hypothecate, transfer or otherwise dispose of (or solicit any offers to buy, purchase, convey, transfer, hypothecate or otherwise acquire or take a pledge of) the Common Stock otherwise than in compliance with the Securities Act and any applicable state securities or blue sky laws, and the rules and regulations promulgated thereunder.

                  (ii) Place of Business. The address set forth in Section 13.6 is the Seller's principal place of business.

                  (iii) Opportunity to Obtain Information. The Seller has been afforded the opportunity to ask questions of and receive answers from the Company concerning the Common Stock and the business and condition (financial and other) of the Company and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense. The Seller has obtained all information in respect to the Company that it has so requested in order to make an informed investment in the Common Stock and desires no additional information from the Company.

                  (iv) Legend Requirement. Seller hereby agrees that the legend set forth below will appear on the certificates representing the Common Stock until such time as the Company may deem such legend to be no longer required under the federal or state securities laws:

         THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE (THE "COMMON STOCK") HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND HAS BEEN ISSUED PURSUANT TO AN EXCEPTION FROM REGISTRATION THEREUNDER. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE ACQUIRING THE COMMON STOCK, ACKNOWLEDGES THAT THE COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND AGREES FOR THE BENEFIT OF THE ISSUER THAT THE COMMON STOCK WILL BEAR THIS LEGEND AND MAY BE REOFFERED, RESOLD, CONVEYED, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE

         LAWS OF THE STATES, TERRITORIES AND POSSESSIONS OF THE UNITED STATES GOVERNING THE OFFER AND SALE OF SECURITIES PURSUANT TO A REGISTRATION STATEMENT FILED THEREUNDER OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.


                   ARTICLE 4. REPRESENTATIONS OF BUYER AND QSR

         4.1 Existence. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business in the states in which the Properties are located.

         4.2 Authorization. Buyer has all authority necessary to enter into this Agreement and to perform all its obligations hereunder. This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid, and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar laws affecting creditors' rights generally.

         4.3 Power. Subject to preferential rights and restrictions on assignment of the type typically found in the oil and gas industry, and to rights to consent by, required notices to, and filings with or actions by other governmental entities, Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws, or other governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or
(iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

         4.4 Brokers. Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

         4.5 Further Distribution. Buyer (i) is acquiring the Properties for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluation the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of the Properties in the manner contemplated herein; (iii) has received to date all information concerning the Properties and such other information relating to this Agreement which it requested; and (iv) is able to bear the economic risk of its investment in the Properties its investment in the Properties for an indefinite period of time. Further, Buyer acknowledges that Seller is relying upon the representations contained in the foregoing sentence and that absent such representations the proposed sale to Buyer would not be entered into and this Agreement would not be executed and delivered by Seller.


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
         4.6 Organization. QSR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. QSR is duly qualified or licensed and in good standing as a foreign corporation, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a material adverse effect on QSR.

         4.7 Authority. QSR has all requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted and as currently proposed to be conducted. QSR has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement, and (ii) execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by QSR pursuant to or in connection with this Agreement.

         4.8 Capitalization. As of the date of this Agreement, the authorized capital stock of QSR consists of: 100,000,000 shares of Common Stock, par value $.0015 per share (the "Common Stock") and the authorized preferred stock of QSR is 50,000,000 shares, par value $.01 per share. As of the date hereof, the issued and outstanding Capital Stock of QSR consists of 20,825,502 outstanding shares of Common Stock; there are 9,600,000, shares of Common Stock held in the treasury of QSR exclusive of said outstanding Common Stock. The issued and outstanding preferred stock is 9,600,000 shares and there is no preferred stock in treasury. The preferred stock is convertible with a one to one conversion. All outstanding shares of Capital Stock and preferred stock is validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with the Securities Act of 1933 and applicable state securities laws. QSR is not a party to any voting trust or other agreement or understanding with respect to the voting of its Capital Stock. Except as set forth in Schedule 4.8, there are no (1) outstanding Common Stock Equivalents or (2) contracts, commitments, agreements, understandings or arrangements of any kind to which QSR is a party relating to the issuance of any Capital Stock of QSR. Except as set forth on Schedule 4.8, QSR is not a party to or bound by any agreement with respect to any of its securities which grants registration rights to any Person.

         4.9 No Material Adverse Change. Except as set forth on Schedule 4.9, subsequent to March 31, 1997, there has been (a) (i) no material adverse change and (ii) no development which QSR believes will result in (individually or in the aggregate) a material adverse change, in either case, in the financial condition, properties, assets, business or results of operations or future business prospects of QSR, (b) no material obligation or other material liability (contingent or other) incurred by QSR other than obligations and other liabilities incurred in the ordinary course of business and (c) no acquisition or disposition of any material asset by QSR or any contract or arrangement therefor otherwise than for fair value in the ordinary course of business.

         4.10 Conflicting Agreements and Other Matters. The execution, delivery and performance by QSR of this Agreement and all other agreements and instruments to be executed and delivered by QSR pursuant hereto or thereto or in connection therewith or otherwise, compliance by QSR with the terms and provisions hereof and thereof, the issuance of the Common Stock by QSR do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to QSR or any of its properties or assets, (b) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws of QSR, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation ro acceleration) under (i) any note, bond, mortgage, license, agreement or loan or credit agreement to which QSR is a party or by which QSR or any of its properties may be bound or affected or (ii) any other such agreement, instrument or obligation except for any such violation, breach or default as could not reasonably be expected (individually or in the aggregate) to have a material adverse effect on QSR or
(d) result in or require the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by QSR.

         4.11 Due Authorization, Execution, etc. This Agreement and each other agreement or instrument executed and delivered by QSR pursuant hereto or thereto or in connection herewith or therewith at or prior to the Closing shall have been duly authorized, executed and delivered by QSR in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the enforcement of creditors rights.


                       ARTICLE 5. DISCLAIMER OF WARRANTIES

         5.1 Information Provided. All the information, statistics, summaries, and facsimiles furnished by or on behalf of Seller herewith, hereunder, or prior to the execution of this Agreement are furnished or will be furnished for Buyer's use at Buyer's sole risk. All such information has been compiled or prepared by Seller based upon its files and records and such information, represents true and correct copies of material out of its files or materials delivered to it by third parties and it has no actual knowledge of facts different from the materials delivered, otherwise SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY, CORRECTNESS, COMPLETENESS, OR THE ADEQUACY OF SAME AND DOES NOT WARRANT OR GUARANTEE SUCH INFORMATION IN ANY WAY. SELLER HAS MADE NO STATEMENTS OR REPRESENTATIONS CONCERNING THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES. BUYER IS RESPONSIBLE FOR MAKING SUCH INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES AS BUYER SHALL DEEM APPROPRIATE, REALIZING THAT SELLER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY TO BUYER OR ANY OTHER PARTY FOR ANY RELIANCE WHICH MAY BE PLACED ON SEISMIC AND GEOLOGIC INTERPRETATIONS, OR ANY OTHER INFORMATION, STATISTICS, SUMMARIES, OR FACSIMILES FURNISHED HEREWITH OR HEREUNDER OR ANY STATEMENTS MADE HEREIN. SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING:

                  (i) THE DESCRIPTION OF LEASES INCLUDED IN THE PROPERTIES, THE ACREAGE PURPORTED TO BE COVERED THEREBY, DEPTH LIMITATIONS (IF ANY), ROYALTY AND OTHER BURDENS AFFECTING SAME, AND QUANTUM OF INTEREST HAVE BEEN DERIVED STRICTLY FROM SELLER'S RECORDS AND SELLER HAS NOT UNDERTAKEN ANY EXAMINATION OF TITLE TO VERIFY SAME. SELLER WARRANTS TITLE TO THE PROPERTIES ONLY AS TO ANY CLAIMS BROUGHT BY, THROUGH, OR UNDER SELLER, BUT NOT OTHERWISE, AND BUYER SHOULD THEREFORE UNDERTAKE SUCH TITLE EXAMINATION AS IT DEEMS APPROPRIATE PRIOR TO CLOSING; AND

                  (ii) ANY DESCRIPTION OF WELLS AND EQUIPMENT INCLUDED IN THE PROPERTIES HAS BEEN COMPILED STRICTLY FROM SELLER'S RECORDS RATHER THAN FROM AN ON-THE-GROUND INVENTORY. PRIOR TO SALE, BUYER SHOULD UNDERTAKE SUCH INSPECTION OR INVENTORY AS IT DEEMS APPROPRIATE TO DETERMINE WHETHER THE EQUIPMENT SO DESCRIBED IS IN FACT IN PLACE. SELLER RESERVES THE RIGHT TO REMOVE FROM THE PROPERTIES ANY EXCESS EQUIPMENT OR MATERIALS (I.E. NOT IN CURRENT USE ON THE PROPERTIES) UNLESS SUCH EXCESS EQUIPMENT OR MATERIALS ARE SPECIFICALLY DESCRIBED IN THIS AGREEMENT AS BEING A PART OF THE PROPERTIES.

         5.2 Regulatory Status. SELLER HAS NO KNOWLEDGE OF ANY MATERIAL REGULATORY DEFICIENCIES, BUT SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE REGULATORY STATUS OF THE PROPERTIES, AND BUYER SHOULD SATISFY ITSELF AS TO SUCH MATTERS PRIOR TO CLOSING.

         5.3 No Warranties. EXCEPT AS OTHERWISE PROVIDED HEREIN, CONVEYANCE OF THE PROPERTIES WILL BE MADE WITHOUT WARRANTIES, EXPRESS OR IMPLIED IN FACT OR IN LAW, AS TO MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, OR SAFETY OF THE PROPERTIES, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE.

         5.4 Buyer Inspection. BUYER HEREBY AGREES THAT IT HAS INSPECTED OR BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES, INCLUDING THE LEASES AND THE CONTRACTS, WELLS, PERSONAL PROPERTY, AND EQUIPMENT ASSIGNED AND CONVEYED HEREIN AND THAT IT ACCEPTS THE SAME "AS IS" AND "WITH ALL FAULTS".

         5.5 Prior Operations. Buyer acknowledges that the Properties have been utilized for the purpose of production and development of oil and gas and that there may have been spills of wastes, crude oil, produced water or other materials in the past onto the Properties or in connection therewith. In addition, some oil field production equipment may contain asbestos or naturally-occurring radioactive material (hereinafter referred to as "NORM"). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms, and that said wells, materials and equipment located on the Properties or included therein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos and NORM from the Properties where it may be found, and Buyer assumes all responsibility and liability for or in connection with assessment, remediation, removal, transportation and disposal of any such materials and associated activities in accordance with all rules, regulations and requirements of governmental agencies.

                            ARTICLE 6. TITLE MATTERS

         6.1 Definition of Marketable Title. As used herein, the term "Marketable Title" shall mean, in the case of the Leases listed on Exhibit "A-1", such right, title and interest (owned beneficially or of record) that, except for Permitted Encumbrances:

         (a) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing and operating producing oil and gas properties in the area of the Properties with knowledge of all of the facts and their legal bearing would be willing to accept the same at the agreed price;

         (b) entitles Seller to receive not less than the interest set forth in Exhibit "A" as the "Net Revenue Interest" or "NRI" with respect to the oil, gas, and associated hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each property identified on Exhibit "A" "A-1" (each such identified property being herein referred to as "Property");

         (c) obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, that relates to the presently producing intervals in the lands and depths included within each Property, in an amount not greater than the "Working Interest" of "WI" set forth in Exhibit "A" with respect to such Property, without a corresponding increase in the Net Revenue Interest for such Property; and

         (d) except as shown in Schedule 6.1, is free and clear of any encumbrances, mortgages, liens, or consent requirements except Permitted Encumbrances as defined in Section 6.2.

         6.2 Definition of Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" shall mean:

         (a) Lessors' royalties, overriding royalties, reversionary interests, and similar burdens affecting a Lease if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to oil and gas produced from any units or wells below the "Net Revenue Interest" or "NRI" set forth in Exhibit "A" for the Property to which such units or wells relate;

         (b) Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

         (c) Preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of such rights;

         (d) Materialman's, mechanic's, repairman's, employee's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action;

         (e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein;

         (f) Conventional rights of reassignment requiring notice to holders of such rights;

         (g) Easements, rights-of-way, servitudes, permits, surface leases, and other rights of third parties in respect of surface operations, in each instance containing provisions not considered unduly burdensome in the industry;

         (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Leases or the units or wells to which they relate that, individually or in the aggregate:

                  (i) are not such as to interfere with the operation, value or use of the Leases (or portion thereof) affected thereby;

                  (ii) have not delayed the receipt or prevented Seller from receiving its share of the proceeds of production from any of the units or wells to which the Leases relate;

                  (iii) do not reduce the interest of Seller with respect to all oil and gas produced from any unit or well to which the Leases relate below the "Net Revenue Interest" or "NRI" set forth in Exhibit "A" for the Property to which such unit or well relates; and

                  (iv) do not increase Seller's portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or well to which the Leases related above the "Working Interest" or "WI" set forth in Exhibit "A" for the Property to which such unit or well relates;

         (i) All rights reserved to or vested in any municipality or governmental statutory or public authority to control or regulate any of the Leases in any manner, and all applicable laws, rules, and orders of any such authority;

         (j) Any Title Defects Buyer may have expressly waived in writing or which are deemed to have been waived under Section 6.3 or any other matters that are included in the adjustments to the Purchase Price pursuant to Section 2.2;

         (k) The terms and provisions of all operating agreements, unit agreements, unit operating agreements, and communitization agreements affecting the Leases and all pooling agreements and pooling designations affecting the Leases (other than any terms or provisions of such pooling agreements and pooling designations that affect the NRI or WI or such Leases); and

         (l) Calls on or preferential rights to purchase production, held by parties other than Seller or its affiliate.

         6.3 Notice of Title Defect. Except for consents and preferential rights to purchase, Buyer shall notify Seller in writing, as soon as reasonably practicable after Buyer has knowledge thereof, and in any event on or before 4:00 p.m., Central Standard Time, on July 1, 1997 (the "Notification Deadline"), of any matter ("Title Defect") that would cause Seller's title to any of the Properties not to be Marketable Title, in each case together with a detailed explanation of (a) the nature of such Title Defect, (b) the Leases (or portions thereof) affected thereby, and (c) Buyer's proposed Defect Value (as hereinafter defined for such Title Defect). Except for consents and preferential rights to purchase any matters that would otherwise constitute Title Defects but which are not specifically raised in writing (with the detailed explanation as contemplated in the immediately preceding sentence) by Buyer prior to the Notification Deadline shall conclusively be deemed waived by Buyer. As used herein, the term "Defect Value" shall mean with respect to each Title Defect, the reduction in the "Allocated Value" of the affected Leases as a result of such Title Defect, as determined pursuant to Section 6.5.

         6.4      Remedies for Title Defects; Title Increases

         (a) Seller shall have the right, but not the obligation, to attempt to cure any Title Defect with respect to which it has received notice from Buyer as contemplated in Section 6.3 prior to the Notification Deadline.

         (b) With respect to any Title Defect for which Seller received the required notice from Buyer before the Notification Deadline, Seller may, subject to the terms of the last sentence of this Section 6.4(b), elect at Closing from among the following options with respect to Title Defects that remain uncured:

                  (i) Seller may elect to exclude the Lease subject to the Title Defect from the sale hereunder, in which event the Purchase Price shall be reduced by the Allocated Value (as defined in Section 6.5) of such Lease; or

                  (ii) If Seller has not elected the foregoing, the Lease subject to such Title Defect shall be sold to Buyer hereunder and the Purchase Price shall be reduced by the Defect Value for such Title Defect.

There shall be no reduction in the Purchase Price for Title Defects pursuant to the terms of this Section 6.4(b), unless in each instance of a Title Defect such Title Defect has a Defect Value in excess of $25,000 and until the aggregate of all such Defect Values (less any Title Increases (as defined below)) exceeds $450,000, and then only with respect to the excess of such aggregate net Defect Values over $450,000.

         (c) To the extent that same are discovered by either party prior to the Notification Deadline, Seller and Buyer acknowledge and agree that the Purchase Price shall be increased (a "Title Increase") by an amount equal to the value allocated to the following:

                  (i) any increase in Seller's Net Revenue Interest shown on Exhibit "A" for a Property without a corresponding increase for Seller's Working Interest above that shown on Exhibit "A" for such Property; or

                  (ii) any decrease in Seller's Working Interest below that shown on Exhibit "A" for any Property without a corresponding decrease in the Net Revenue Interest shown on Exhibit "A" for such Property;

in each case with such values to be agreed upon by Seller and Buyer (taking into account the Allocated Value for such Property) or otherwise determined pursuant to the procedures set forth in Section 6.5; provided, there shall be no increase in the Purchase Price for Title Increases pursuant to the terms of this Section 6.4(c) unless each instance of a Title Increase exceeds a Title Increase value of $25,000 and until the aggregate of all Title Increase values (less any Title Defects) exceeds $450,000, and then only with respect to the excess of such aggregate net Title Increase values over $450,000.

         (d) Notwithstanding anything to the contrary contained in this
Agreement:

                  (i) the existence of a Title Defect shall not result in Buyer having any right to exclude any Lease from the sale hereunder or to fail to perform its obligations at Closing; and

                  (ii) there shall be no adjustment of the Purchase Price as a result of Seller's title to any of the Properties other than the Leases.

                  (iii) either Buyer or Seller shall have the option, but not the obligation, to terminate the entire transaction contemplated herein in the event that the aggregate net value of all Title Defects, Title Increases and Environmental Defects exceeds 25% of the Purchase Price.

         6.5 Value of Leasehold Interest or Title Defect. As used herein, the term "Allocated Value" shall mean, with respect to any Lease, or any unit or well relating thereto, the amount set forth on Exhibit "B" for each Lease. If Seller does not agree with Buyer's proposed Defect Value or the parties are unable to agree upon whether a Title Defect exists, or the value allocated to a Title Increase, in each case for the purposes of Section 6.4, then the parties shall enter into good faith negotiations and shall attempt to agree on such matter, and any values to be agreed upon shall be based upon the Allocated Value for the group of properties with which such Lease appears on Exhibit "B". If the parties are unable to reach an agreement on the existence of a Title Defect or the Defect Value of a Title Defect or the value allocated to any Title Increases, in any such case within 10 days after the commencement of good faith negotiations, at either party's option, upon notice to the other party, such shall be determined by arbitration as provided in Article 15. In the event arbitration is not concluded prior to the Closing Date, the Property affected by the alleged Title Defect shall be excluded from the sale to Buyer under this Agreement, and the Purchase Price shall be reduced by the Allocated Value therefor. If the arbitration determines that there should be an adjustment to the Allocated Value, Seller will elect among the options in Section 6.4(b) as to the affected Property; if the arbitration determines that there should be no adjustment to the Allocated Value, then Seller will convey the Property to Buyer and Buyer will pay to Seller the Allocated Value.

         6.6 Consents; Preferential Rights. Should any of the Contracts require a consent to assignment of any of the Properties, Seller shall make a good faith effort to obtain such consent or a waiver of such consent. Seller shall not be obligated to incur any expenses to obtain such consent or waiver and shall not be liable to Buyer by reason of any inability or failure to obtain any such waiver or consent which shall be a Title Defect. Notification of a consent requirement or of a preferential right to purchase may be given at any time prior to Closing. If any of the Properties are subject to a preferential right to purchase and, prior to Closing, any holder of a preferential right to purchase notifies Seller that it intends to consummate the purchase of the Property to which its preferential right applies, the affected Properties shall be excluded from the sale to Buyer under this Agreement, and the Purchase Price shall be reduced by the Allocated Value of such Property. If the preferential right has been waived or if the time for the exercise of such right has not expired the affected Property shall be conveyed to Buyer at Closing. Thereafter, if the holder of the preferential right timely and properly exercises its right to purchase, Buyer shall be obligated to convey such Property to such third party and shall receive the purchase price therefor.

         6.7 Risk of Loss. If, after the Effective Time and prior to the Closing any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, Buyer shall be entitled to any applicable insurance proceeds (to the extent actually received by Seller or condemnation awards, or Buyer may elect to exclude such Property from this transaction and the Purchase Price shall be reduced by the Allocated Value. This adjustment shall not be subject to the limitations of Section 6.4(b).

                        ARTICLE 7. ENVIRONMENTAL MATTERS

         7.1 Environmental Defects. If (i) Buyer notifies Seller in writing on or before July 1, 1997 (the "Environmental Notice Deadline") of the existence of any environmental conditions on the real property interests comprising a part of the Properties that constitutes a violation of Environmental Laws as in effect on the date hereof, (ii) the cost to remediate such conditions on each such Property affected is in excess of $25,000 (as determined utilizing the most cost effective method of remediation available that is acceptable to the regulatory agency having jurisdiction in such matters)(any such condition being herein referred to as "Environmental Defect"), and (iii) the aggregate remediation costs of all such Environmental Defects exceed $450,000, then Seller may, at its sole option, and as to each such Property affected:

         (a) include the affected Property and reduce the Purchase Price by the mutually agreed upon cost to remediate in excess of $25,000, which latter amount shall be borne by the Buyer; or

         (b) exclude the affected Property and reduce the Purchase Price by the Allocated Value for such Property.

         If the provisions of this Article 7.1(i), (ii) and (iii) apply, then notwithstanding the elections of Seller, Buyer may elect to exclude the affected Property and reduce the Purchase Price by the Allocated Value.

         7.2 Environmental Laws. As used herein, the term "Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Property is located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the River and Harbor Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendment Acts of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended, and other federal, state, and local laws whose purpose is to conserve or protect health, the environment, wildlife, or natural resources. The terms "hazardous substance", "release", and "threatened release" shall have the meanings specified in CERCLA; provided, however, that (a) to the extent the laws of the state in which the Property is located are applicable and have established a meaning for "hazardous substance", "release", "threatened release", "solid waste", "hazardous waste", and "disposal" that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (b) the term "solid waste" shall include all oil and gas exploration, development, and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

                         ARTICLE 8. COVENANTS OF SELLER

         8.1 Access to Records. Prior to the Closing Date, Seller shall grant Buyer access to the Records during Seller's normal business hours upon reasonable prior notification, subject to any confidentiality agreements previously signed by Buyer. The Records shall be made available at their present location together with suitable office facilities for review purposes.

         8.2 Operations. From the date of this Agreement until Closing (the "Interim Period"), except as otherwise approved by Buyer (which approval shall not be unreasonably withheld), Seller:

         (a) shall permit Buyer to have access to those Properties operated by Seller and shall use reasonable efforts to provide Buyer access to those Properties not operated by Seller;

         (b) shall operate the Properties for which it is the operator in accordance with past practices including substantial compliance with all contracts or other agreements relating to the Properties;

         (c) shall not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Properties (other than sale of production in the ordinary course of business or as required in connection with the exercise of preferential rights to purchase any of the Properties) or substantially modify or terminate any material agreements;

         (d) shall not abandon any wells or surrender any Leases (other than as required by law or governmental order or regulation or in connection with an emergency);

         (e) shall not enter into any production sale, processing, or treating agreements affecting the Properties not terminable on no more than 90 days' notice;

         (f) shall promptly notify Buyer of any written notice received by Seller relating to any claims or lawsuits relating to the Properties; and

         (g) shall not make any commitments to expend funds in connection with the ownership or operation of the Properties (other than as required by law or governmental order or regulation or in connection with an emergency) in an amount in excess of $25,000. If Buyer fails to respond within a period of time reasonably requested by Seller (taking into account any time limitations imposed on Seller) following delivery by Seller of a request for approval with respect to any such proposed action or expenditure, then Buyer shall be deemed to have agreed with Seller's election or other determination with respect thereto.

         8.3 Permissions. During the Interim Period, Seller will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state, and local governmental authorities and others as may be required to consummate the sale contemplated hereunder (excluding governmental permissions, approvals, and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

         8.4 Resignation as Operator. As to the Properties which are operated by Seller, Seller will tender its resignation as operator immediately following Closing and will cooperate with Buyer in seeking to have Buyer selected as successor operator as soon as is practicable.

                          ARTICLE 9. COVENANTS OF BUYER

         9.1 Return of Data. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer's investigation of the Properties, and Buyer shall deliver to Seller all copies, extracts, or excerpts of such information and data and all documents generated by Buyer that contain any portion of such information or data.

         9.2 Indemnity Regarding Access. Buyer agrees to protect, indemnify, defend, and hold harmless Seller from and against any and all Losses in connection with personal injuries, including death, or property damage arising out of or relating to the access of Buyer, its officers, employees, and representatives to the Properties or any information relating thereto as permitted under this Agreement, REGARDLESS OF WHETHER SUCH INJURIES, DEATH, OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT, OR OTHER NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER.


                   ARTICLE 10. SELLER'S CONDITIONS OF CLOSING

         The obligation of Seller to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Seller, in whole or in part:

         10.1 Representations. The representations of Buyer and QSR under
Article 4 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

         10.2 Performance. Buyer and QSR shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

         10.3 Pending Matters. At Closing, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         10.4 Opinion of Counsel. Seller shall have received (i) the opinion of QSR's counsel with respect to matters described in Section 4.6, 4.7, 4.8, 4.10 and 4.11; and (ii) the Registration Rights Agreement duly executed in conformity with Exhibit 10.4;

         10.5 Bonds. Where applicable, Buyer shall have furnished evidence satisfactory to Seller that Buyer has obtained or has capacity to obtain any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including, where applicable, qualification to assume operatorship.

                    ARTICLE 11. BUYER'S CONDITIONS OF CLOSING

         The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

         11.1 Representations. The representations of Seller under Article 3 of this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all material respects.

         11.2 Performance. Seller shall have performed and complied with each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

         11.3 Pending Matters. At Closing, no suit or action shall have been instituted or threatened that questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement of the transactions contemplated by this Agreement.

         11.4 Resolution. Seller shall have furnished Buyer a certified copy of Resolution of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and delivery of all documents contemplated herein and certifying that this sale is not a sale of all or substantially all of the assets of Seller.


                               ARTICLE 12. CLOSING

         12.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur not later than August 1, 1997 (the "Closing Date"); provided, however, that if all of the conditions to Closing set forth in Articles 10 and 11 have not been satisfied or waived by such date or any extended date for

Closing, the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The Closing shall be held at Seller's office in Midland, Texas, or at such other location as may be mutually agreed upon by Seller and Buyer.

         12.2     Closing Obligations.

         (a)      At Closing, Seller shall deliver to Buyer the following:

                  (i) Executed Assignment, Bill of Sale and Conveyance of the Properties, in the form attached hereto as Exhibit "C";

                  (ii) An initial settlement statement reflecting adjustments to the Purchase Price as provided in Article 2 above (Seller shall provide Buyer a copy of the statement at least 3 business days before the Closing Date);

                  (iii) Resignations of Seller as operator of any of the Properties of which Seller is operator;

                  (iv) Letters-in-lieu of transfer orders, directing that all proceeds of production from the Properties which have heretofore been paid to Seller shall be paid to the account of Buyer as of and after the Effective Time;

                  (v) Resolution of Board of Directors in compliance with
Section 11.4.

                  (vi) Possession of the Properties, together with Forms P-4 and other regulatory forms in applicable states where operatorship is transferred,

                  (vii) Release of Deed of Trust and Mortgage and Security Agreements as described in Schedule 6.1 hereof.

         (b)      At Closing, Buyer shall:

                  (i) Deliver to Seller the Cash Purchase Price, as adjusted pursuant to Article 2, by wire transfer to Seller's account as identified by Seller;

                  (ii) Execute the Assignment, Bill of Sale and Conveyance delivered by Seller to Buyer at Closing, evidencing Buyer's acceptance of same and assumption of all obligations thereunder;

                  (iii) Evidence that Buyer has obtained any requisite plugging bonds and other assurances required by governmental authorities having jurisdiction, including, where applicable, qualification to assume operatorship; and

                  (iv) Execute well transfer permits, the originals of which shall be retained by Seller for filing. Buyer shall receive duplicate originals of such permits.

         (c)      At Closing, QSR shall:

                  (i) Deliver a Certificate for the Stock along with the Registration Rights Agreement attached hereto as Exhibit 10.4; and

                  (ii) Deliver to Seller opinion of Counsel as required by
Article 10.4;

         12.3 Further Assurances. The parties shall execute, acknowledge, and deliver any other documents and shall take such other actions as may be necessary to carry out their obligations under this Agreement.



                        ARTICLE 13. ADDITIONAL AGREEMENTS

         13.1 Calculation of Adjusted Purchase Price. Within 90 days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Buyer a statement setting forth each adjustment to the Purchase Price required pursuant to Section 2.2 and showing the calculation of each such adjustment. Within 15 days after receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing all changes with explanations and documentation therefor that Buyer proposes be made to such statement, it being agreed that Buyer's failure to deliver such report to Seller within such time period shall constitute acceptance by Buyer of Seller's statement. From and after the expiration of such 15-day period, no additional changes to the statement provided by Seller shall be considered by the parties. If Buyer has timely delivered such written report, the parties shall then undertake to agree on the items in dispute and the final Adjusted Purchase Price no later than 15 days after the receipt by Seller of Buyer's statement of proposed changes (it being agreed that any disputes as to adjustments relating to Title Defects shall be resolved prior to such time pursuant to the provisions of Article 6). Following the final determination of the Adjusted Purchase Price pursuant to this Section 13.1, Seller or Buyer, as the case may be, shall make the payment required within five business days after such final determination. Seller and Buyer will provide any information reasonably requested by the other in order to prepare such statement or verify Buyer's written report.

         13.2 Suspended Funds. As soon as practicable after the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense and shall transfer to Buyer all such suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to Buyer's retention or distribution of such suspended proceeds.

         13.3     Receipts and Credits.

         (a) Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits, and income attributable to the Properties;

                  (i) for the period subsequent to the Effective Time, shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose, account for, and transmit same to Buyer promptly.

                  (ii) for the period prior to the Effective Time, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for, and transmit same to Seller promptly.

         (b) Subject to the terms of this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations, and liabilities attributable to the Properties;

                  (i) for the period prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and;

                  (ii) for the period subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

         13.4 Signs. Seller shall have the option to remove Seller's name and signs from the operated Properties or to require Buyer to do so. Buyer hereby grants Seller a right of access to remove Seller's signs and name from all wells and facilities on the Properties or to confirm that Buyer has done so. If there are any remaining Seller signs and name on the Properties after Closing, Buyer shall promptly, but no later than required by applicable rules and regulations or forty-five (45) days thereafter, whichever is earlier, remove any remaining signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including but not limited to, those showing Buyer as operator of the Properties.

         13.5 Records. All files, records, documentation, and data of Seller relating to (or evidencing) Seller's ownership or rights in the Properties or other rights and interests described herein, including, but not limited to lease files, land files, well files, production sales agreements files, division order files, title opinions and abstracts, governmental filings, production reports, production logs, core sample reports, and land maps, as such data is assembled and maintained in the normal course of business, excluding seismic data and any such data that is proprietary or that Seller is prohibited from conveying (collectively, the "Records"), will be, as soon as is reasonably possible after Closing, delivered to Buyer's offices. Seller will be entitled to retain a copy of the Records. Buyer agrees to use reasonable efforts to maintain the Records for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy the Records (at Seller's sole expense). If Buyer decides to destroy any Records prior to the expiration of the seven years, it will so notify Seller and Seller shall have the right to instead obtain such files at its sole expense. To the extent not obtained or satisfied as of closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Property in the possession of third parties. With respect to seismic data, subject to prior commitments, Seller will allow Buyer access to data in or outside Seller's office, subject to Buyer's execution of confidentiality agreements.

         13.6 Notices. All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

         SELLER:                    Collins & Ware, Inc.
                                    508 West Wall Avenue, Suite 1200
                                    Midland, Texas  79701-5076
                                    Attention: W. Brett Smith, Vice President
                                               Operations
                                    Facsimile: (915) 684-6412

         BUYER:                     Queen Sand Resources, Inc.
                                    3500 Oak Lawn, Suite 380
                                    LB#31
                                    Dallas, Texas 75219-4398
                                    Attention: Edward J. Munden, President and
                                                     Chief Executive Officer
                                    Facsimile: (214) 521-9960

Any party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

         13.7 Recording Documents. Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, Buyer shall provide Seller with copies of all recorded documents conveying the Properties to Buyer.

         13.8 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing by mutual agreement of Buyer and Seller in writing, or by either party due to the failure of the other party to meet a material condition to Closing. Such termination shall be without prejudice to the terminating party's other legal rights. Upon such termination of this Agreement through no fault of Seller, Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber, or otherwise dispose of the Properties to any party without any restriction under this Agreement; and Buyer shall be liable for all actual, incidental, and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller.

         13.9 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of Properties pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall pay such tax as well as any applicable conveyance, transfer, and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall defend, indemnify, and hold Seller harmless with respect to the reporting and payment of all such taxes, if any, including any interest or penalties assessed thereon.

         13.10 Taxes. All ad valorem, severance, or other such production or property taxes relating to the Properties shall be shared in proportion to the period of ownership of the Properties. Any ad valorem, severance, or other such production or property tax relating to the period prior to the Effective Time shall be the responsibility of the Seller. Any ad valorem, severance, or other such production or property tax relating to the period after the Effective Time and beyond shall be the responsibility of the Buyer. Accounting for taxes shall be made as provided in Section 2.2.

ARTICLE 14. ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION; GUARANTIES

         14.1     Definitions.  As used in this Agreement:

         (a) "Losses" means any liabilities, losses, claims, demands, causes of action, costs and expenses (including, but not limited to, court costs and reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations respecting, or the prosecution or defense of, a claim) of every kind and character.

         14.2 Assumption of Contracts. The sale of the Properties is and will be made subject to the Contracts to which the Properties are presently subject. Buyer shall assume and be responsible for all Seller's obligations accruing under the Contracts after the Effective Time.

         14.3 Imbalances. Buyer shall accept all gas and oil imbalances, if any, that exist on the Properties as of the Effective Time and shall assume all responsibility to settle with other interest owners for any such over or under gas or oil imbalances that exist with respect to the Properties. If the gas or oil imbalance on a particular Property is a net liability, Buyer shall defend, indemnify, and hold Seller harmless for that net liability. For purposes hereof, an "imbalance" shall include any circumstance regarding production taken or marketed from the Properties which could result in (i) a portion of Buyer's interest in such production being sold without Buyer receiving payment therefor; or (ii) Buyer being obligated to make payment to any person or entity as a result of such imbalance; or (iii) any other circumstance by which Buyer would be obligated by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement binding on the Properties after Closing, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefor. Seller is providing a statement of gas imbalances attached hereto as Schedule 14.3. Seller believes that the information provided therein is true and correct in all material respects, but Seller does not warrant the accuracy of such information. Prior to Closing Buyer is responsible to make its own independent assessment of the gas balancing position pertaining to the Properties.

         14.4 Seller's General Indemnity. Subject to the limitations set forth in this Section 14.4, Seller shall be responsible for and discharge all claims, costs, expenses and liabilities with respect to the Properties which accrue or relate to the times prior to the Effective Time including (i) all costs attributable to the operation of the Properties for work actually performed and expense actually incurred prior to the Effective Time; (ii) any asserted liability arising from any injury or occurrence prior to the Effective Time. Seller shall save harmless and indemnify Buyer, its directors, officers and stockholders from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities from Seller's failure to perform such obligations. Seller's indemnification of Buyer under this Section 14.4 shall be limited to non-environmental claims filed or brought by Buyer or by third parties against Seller within two (2) years of the Closing Date. The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its directors, officers and stockholders.

         14.5 Buyer's General Indemnity. Buyer shall be responsible for and discharge all claims, costs, expenses and liabilities with respect to the Properties which accrue or relate to the times after the Effective Time including (i) all costs attributable to the operation of the Properties for work actually performed and expense actually incurred after the Effective Time and,
(ii) any asserted liability arising from any injury or occurrence after the Effective Time. Buyer shall save harmless and indemnify Seller, its directors, officers and stockholders from all loss, cost, expense (including attorneys' fees and expenses), penalties and liabilities from Buyer's failure to perform such obligations. The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller, its directors, officers and stockholders.

         14.6 Operations Prior to Closing. Buyer hereby releases Seller, and agrees to indemnify, defend and hold Seller harmless, from all Losses with respect to continued operations by Seller under Section 8.2, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY, AND INCLUDING, ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, UNLESS CAUSED BY SELLER'S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

         14.7 Seller's Environmental Indemnification. Subject to the limitations set forth in Section 5.5 and Section 7.1 and in this Section 14.7, Seller, its successors and assigns, hereby agree to indemnify Buyer against, and defend and hold Buyer harmless, from all Losses, including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, brought by any and all persons, including, but not limited to, Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by, or connected with any environmental condition of, on, or resulting from the Properties which accrue on or before the Effective Time, including, but not limited to, the presence, disposal, or release of any material of any kind, on or under the Properties or other affected property, caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties which accrue on or before the Effective Time. Seller's indemnification of Buyer under this Section 14.7 shall be limited to claims for Losses filed or brought by Buyer or by third parties (including, but not limited to, any governmental authorities) against Seller or Buyer within one
(1) year of the Closing Date; provided, however, Seller shall not be obligated to indemnify Buyer in any manner whatsoever under this Section 14.7 with respect to any environmental claims for Losses with respect to any Property for which the Purchase Price has been reduced by the cost to remediate in accordance with
Section 7.1(a). The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its directors, officers and stockholders.

         14.8 Buyer's Environmental Indemnification. Buyer, its successors and assigns, hereby agree to indemnify Seller against, and defend and hold Seller harmless from, all Losses, including but not limited to any civil fines, penalties, expenses, costs of clean-up or remediation, and plugging liabilities for any and all wells brought by any and all persons, including, but not limited to, Buyer's and Seller's employees, agents, or representatives and also any private citizens, persons, or organizations and any agency, branch, or representative of federal, state, or local government, on account of any personal injury, disease, or death or any damage, destruction, loss of property or contamination of natural resources (including air, soil, surface water, or ground water) resulting from, arising out of any liability caused by or connected with any environmental condition of, on, or resulting from the Properties which accrue after the Effective Time, including, but not limited to, the presence, disposal, or release of any material of any kind in, on or under the Properties or other affected property, or caused by or connected with acts or omissions of any party's employees, representatives, or agents with regard to the use, ownership, or operatorship of the Properties which accrue after the Effective Time. The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller, its directors, officers and stockholders.

         14.9 Buyer's Plugging Liability. Buyer shall properly plug and abandon at Buyer's expense all wells herein assigned or located on the Properties and shall clean and restore the surface at Buyer's expense and in accordance with the applicable Lease provisions and state and federal rules and regulations pertaining to the plugging and abandoning of such wells and the restoration of such surface. Buyer shall indemnify, defend, and hold Seller harmless from and against all Losses as a result of Buyer's failure to comply with the provisions of this Section.

         14.10 QSR Guaranty. In consideration of the benefits which flow to it as parent of Buyer, QSR hereby guarantees all obligations of Buyer hereunder, including, but without limitation, all agreements, covenants, representations, warranties and indemnities, the same as if it were Buyer.


                             ARTICLE 15. ARBITRATION

         15.1 Selection of Arbitrators. Any controversy between the parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either party to the other, which notice shall name a qualified, independent arbitrator. Within ten (10) days after the receipt of such notice, the other party shall name a qualified, independent arbitrator, or failing to do so, the party giving notice shall name the second. The two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the arbitrator may be appointed by the Senior Judge (in service) of the United States District Court for the Western District of Texas.

         15.2 Determination. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator. If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

         15.3 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The prevailing party shall be entitled to recoup all of the expenses of arbitration, including reasonable compensation to the arbitrators, expenses of counsel, witnesses, and employees.

                            ARTICLE 16. MISCELLANEOUS

         16.1 Amendment. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         16.2 Gender. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate, or other entity.

         16.3 Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

         16.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies. Provided, however, Buyer shall not assign any of its rights or duties hereunder without the express written consent of Seller.

         16.5 Survivability. Except as otherwise specifically provided in this Agreement, all indemnifications, covenants, agreements, representations, guaranties, and warranties shall survive the execution of the Agreement, the Closing, and the delivery and recordation of any deeds, assignments, or bills of sale which convey the Properties from Seller to Buyer; provided, however, with respect to Sections 3.12, and 3.13, such representations shall be limited to claims filed by Buyer within one year of the Closing Date.

         16.6 Severability. If a court of competent jurisdiction determines that any clause or provisions of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         16.7 Governing Law. This Agreement shall be governed and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of any other jurisdiction).

         16.8 Confidentiality. Seller and Buyer agree to keep all information regarding the terms and provisions of this Agreement and the transactions contemplated hereby confidential at all times and agree not to disclose any information which cannot be obtained from public sources, except where required to do so by law, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         16.9 Deceptive Trade Practices - Consumer Protection Act; Waiver of Consumer Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER WAIVES ALL PROVISIONS OF THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, CHAPTER 17, TEXAS BUSINESS AND COMMERCE CODE INSOFAR AS THE PROVISIONS OF SUCH ACT, WHICH GIVEN CONSUMER SPECIAL PROTECTIONS AND RIGHTS, MAY BE APPLICABLE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER HEREBY REPRESENTS TO SELLER THAT BUYER (I) IS REPRESENTED BY COUNSEL IN SEEKING OR

ACQUIRING BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE
(II) HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES,
(III) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY AND
(IV) IS NOT SIGNIFICANTLY DISPARATE BARGAINING POSITION.

         The parties have executed on this Agreement as of the date first above mentioned.



                                    SELLER:


                                    COLLINS & WARE, INC.

                                    By: /s/ W. Brett Smith
                                        ----------------------------------------
                                    Name:  W. Brett Smith
                                    Title:  Vice President, Operations





                                    BUYER:

                                    QUEEN SAND RESOURCES, INC.,
                                    a Nevada Corporation

                                    By: /s/ Edward J. Munden
                                        ----------------------------------------
                                    Name: Edward J. Munden
                                    Title: President and Chief Executive Officer


                                    QUEEN SAND RESOURCES, INC.,
                                    a Delaware Corporation


                                    By: /s/ Edward J. Munden
                                        ----------------------------------------
                                    Name: Edward J. Munden
                                    Title: President and Chief Executive Officer